Exhibit 10.1

Execution version

ASSET PURCHASE AGREEMENT

between

ARADIGM CORPORATION,

A California Corporation

(“Seller”),

and

GRIFOLS, S.A.,

A Company Organized Under the Laws of the Kingdom of Spain

(“Buyer”),

dated as of

February 18, 2020

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 18, 2020, is entered into between Aradigm Corporation, a California corporation (“Aradigm” or “Seller”), and Grifols, S.A., a company (sociedad anónima) organized under the laws of the Kingdom of Spain (“Buyer”).

RECITALS

WHEREAS, Aradigm is engaged in the business of developing and commercializing products for the treatment and prevention of severe respiratory diseases, including but not limited to, inhaled ciprofloxacin;

WHEREAS, a voluntary bankruptcy case was commenced by Aradigm on February 15, 2019 (the “Petition Date”), and a Chapter 11 Order for Relief in a Voluntary Case was entered against Aradigm pursuant to Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”), Case No. 14-40363 (the “Bankruptcy Case”);

WHEREAS, since commencement of the Bankruptcy Case, Aradigm has been in possession of its assets and in control of its business operations;

WHEREAS, subject to Bankruptcy Court approval, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the assets, personal and mixed, tangible and intangible owned by Seller (other than the Excluded Assets (as defined herein), and Buyer agrees to assume certain of the obligations of Seller from and after the Closing, on the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363(b), 363(f), and 365 and other applicable provisions of the Bankruptcy Code (the “Transaction”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounts Receivable” has the meaning set forth in Section 2.02(b).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.08.

“Ancillary Documents” means the Bill of Sale, Intellectual Property Assignments, and the other agreements, instruments and documents required to be delivered at the Closing.

“Aradigm” has the meaning set forth in the preamble.

“Aradigm Product” means any preparation containing the Compound.

“Assigned Contracts” has the meaning set forth in Section 2.01(b).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Auction” has the meaning set forth in Section 6.01(b).

“Auction Date” has the meaning set forth in Section 6.01(b)(ii).

“Bankruptcy Case” has the meaning set forth in the recitals.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bankruptcy Estate” shall mean the estate comprised of property of the debtor, Aradigm, pursuant to section 541 of the Bankruptcy Code.

“Bankruptcy Rules” has the meaning set forth in Section 3.01.

“Benefit Plan” shall mean any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Seller or any spouse or dependent of such individual, or under which the Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Bid Deadline” has the meaning set forth in Section 6.01(b)(iii).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(k).

“Break-Up Fee” means a break-up fee in the amount of Five Hundred Thousand Dollars ($500,000.00), which shall be paid by Seller to Buyer if Buyer is not the successful bidder at the Auction.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Oakland, California are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(e).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cash Consideration” has the meaning set forth in Section 2.05(a)(i).

“Claim” shall have the broadest possible meaning permitted pursuant to the Bankruptcy Code and shall include affirmative and defensive legal rights, Actions, demands for relief, rights to payment and remedies, whether legal or equitable, against each and of the Seller, of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, as well as any other such legal assertions as fall within the definition of Claim as set forth in Section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercialize” or “Commercialization” means to manufacture commercial supplies, market, promote, sell, offer for sale and/or distribute.

“Compound” means ciprofloxacin in a liposomal formulation and/or Free Ciprofloxacin and any improvements and enhancements to such formulations, and any other modifications and derivatives thereto, including, but not limited to, the product referred to as Apulmiq/Linhaliq (ARD 3150, inhaled liposomal ciprofloxacin).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Cromolyn Asset” means any intellectual property or other assets that are used solely for or in connection with the diagnosis or treatment of the entry of gastrointestinal fluid into the respiratory tract and are not used in, part of, or related to the Aradigm Product.

“Cure Costs” means the cure costs required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts as finally determined by the Bankruptcy Court.

“Develop” or “Development” means activities that relate to obtaining Regulatory Approval of an Aradigm Product, including manufacturing of an Aradigm Product for clinical supplies, quality control, preclinical testing, toxicology testing, clinical trials, and preparation and submission of applications for obtaining Regulatory Approval of an Aradigm Product.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” shall have the broadest meaning possible as permitted pursuant to the Bankruptcy Code, and shall include, but not be limited to, any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“EMA” means European Medicine Agency or any successor entity.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response,

Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(c).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“FDA” means the U.S.A. Food & Drug Administration or any successor entity.

“Final Order” means an order, judgment, ruling or other decree (or any revision, modification or amendment thereto) issued and entered by the Bankruptcy Court or by any state or other federal court as may have jurisdiction over any proceeding in connection with the Bankruptcy Case for the purpose of such proceeding, which order, judgment, ruling or other decree has not been reversed, vacated, stayed, modified or amended and as to which (i) no appeal, petition for review, re-argument, rehearing, reconsideration or certiorari has been taken and is pending and the time for the filing of any such appeal, petition for review, reargument, rehearing, reconsideration or certiorari has expired, or (ii) such appeal or petition has been heard and dismissed or resolved and the time to further appeal or petition has expired with no further appeal or petition pending.

“FIRPTA Certificate” has the meaning set forth in Section 7.02(o).

“First Commercial Sale” means, with respect to an Aradigm Product, the first sale, transfer or disposition for value to a Third Party of such Aradigm Product in a given regulatory jurisdiction after Regulatory Approval has been obtained in such jurisdiction.

“Free Ciprofloxacin” means ciprofloxacin that is not encapsulated in liposomes.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.05(a)(v).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Higher Auction Transaction” means a sale pursuant to a bid of a party other than Buyer as approved by the Bankruptcy Court as “a higher and better bid” than that of Buyer.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Initial Indication” means the treatment of one of the following with an Aradigm Product: (i) non-cystic fibrosis bronchiectasis (“NCFBE”), or (ii) pulmonary infections associated with non-cystic fibrosis bronchiectasis, specifically, NTM.

“Initial Upset Bid” has the meaning set forth in Section 6.01(b)(vi).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, instructions, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, assays, techniques, formulae, expertise, materials, other technology, and other confidential and proprietary information and all rights therein (“Trade Secrets”), including, but not limited to Trade Secrets applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formula, and expertise; (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property to which the Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by the Seller, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Inventory” has the meaning set forth in Section 2.01(a).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” shall have the broadest possible meaning permitted pursuant to the Bankruptcy Code and shall include any and all claims, security interests, pledges or charges against any Purchased Assets for any monies due, whether arising from loans, sales, provisions of services, statute, or otherwise of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, as well as any other interests in the Purchased Assets as would be defined by Section 101(37) of the Bankruptcy Code.

“Lipoquin®” means the Aradigm Product that is a liposomal formulation without Free Ciprofloxacin trademarked “Lipoquin®”.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party; provided further, however, that “Losses” shall include interest at the maximum legal rate allowable under California law, for any amounts unpaid when due under this Agreement.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of Seller, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Seller operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 4.03 and Section 6.07; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Seller compared to other participants in the industries in which the Seller operates.

“Material Contracts” has the meaning set forth in Section 4.05(a).

“Material Suppliers” has the meaning set forth in Section 4.11.

“Milestone Payments” has the meaning set forth in Section 2.06.

“Milestone Event” has the meaning set forth in Section 2.06.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.06.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Petition Date” has the meaning set forth in the preamble.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Product Records” has the meaning set forth in Section 2.01(e).

“Pulmaquin®” means Aradigm’s proprietary inhaled liposomal and Free Ciprofloxacin product, comprising a mixture of Lipoquin® with unencapsulated ciprofloxacin. Pulmaquin® is also known as “Apulmiq®” and “Linhaliq®”.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Regulatory Approval” means all approvals necessary for the commercial sale of an Aradigm Product for any indication in a given country or regulatory jurisdiction in the Territory, which shall include satisfaction of all applicable regulatory and notification requirements, but which shall exclude any pricing and reimbursement approvals.

“Regulatory Information” has the meaning set forth in Section 2.01(d).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Royalties” means those royalties set forth in Section 2.07.

“Royalty Term” means the shorter of ten (10) years after the First Commercial Sale of such Aradigm Product or the expiration of the last patent covering such Aradigm Product, as applicable, in such country.

“Sale Motion” has the meaning set forth in Section 6.01.

“Sale Hearing” has the meaning set forth in Section 6.01(b)(viii).

“Sale Order” has the meaning set forth in Section 3.01.

“Sale Procedure Order” has the meaning set forth in Section 6.01.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(m).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Software” has the meaning set forth in the definition of “Intellectual Property.”

“Tangible Personal Property” has the meaning set forth in Section 2.02(d).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the entire world.

“Third Party” means any Person not including the Buyer, Seller, or their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction” has the meaning set forth in the recitals.

ARTICLE II

PURCHASE AND SALE

Section 2.01    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Liens, Claims and Encumbrances other than Assumed Liabilities and Permitted Encumbrances, all of Seller’s respective right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets) of the Seller (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)    all inventory, finished goods, raw materials (including clinical supplies and material for quality control, preclinical testing, toxicology testing, clinical trials, and preparation and submission of applications for obtaining Regulatory Approval of an Aradigm product or technology), work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(b)    all Contracts, including Intellectual Property Agreements, as set forth on Section 2.01(b) of the Disclosure Schedules (the “Assigned Contracts”);

(c)    all Intellectual Property Assets, including, but not limited to (i) those that Seller owns as of the effective date of this Agreement, to the extent such Intellectual Property Assets are related to, useful for, or used or held in connection with the Development of an Aradigm Product, (ii) all Patents that cover Lipoquin®, Free Ciprofloxacin, and Pulmaquin®, and any derivatives thereof, including the patents listed in Schedule 2.01(c)(ii) of the Disclosure Schedule, which Seller either owns or has a license to as of the effective date of this Agreement, (iii) all information and know-how that Seller controls that is related to or useful for the Development of an Aradigm Product, including protocols, manufacturing processes, and technical and sourcing information, including those listed in Schedule 2.01(c)(iii) of the Disclosure Schedule and (iv) those Intellectual Property Assets that Seller controls that relate to the AERx drug delivery technologies;

(d)    all filings, submissions, applications, reports or correspondence between Seller and any Governmental Authority or other regulatory agency (the “Regulatory Information”);

(e)    records, reports (including without limitation, all pharmacological, pre-clinical, clinical, analytical and quality control reports), data (including without limitation, all pharmacological, pre-clinical, clinical, analytical and quality control data), results and material correspondence, and other documents relating to the Purchased Assets (the “Product Records”), including those listed on Section 2.01(e) of the Disclosure Schedule;

(f)    any other materials that relate to the Intellectual Property Assets, including any such materials owned or controlled by Seller and held in the possession of another party, such as tissue samples, references, reagents, and assays, including those listed on Section 2.01(f) of the Disclosure Schedule;

(g)    all Permits, which are held by Seller for the ownership and use of the Purchased Assets, excluding those listed on Section 4.14(b) of the Disclosure Schedules;

(h)    all rights to any Actions of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise, except for those rights to any Actions relating to the Excluded Assets or Excluded Liabilities;

(i)    all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees to the extent any of the foregoing relate to the Purchased Assets;

(j)    all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets; and

(k)    originals, or where not available, copies, of all books, records and files relating to the Intellectual Property Assets and the Intellectual Property Agreements, including, but not limited to, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority, and all Regulatory Information and Product Records), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), material and research and files (“Books and Records”).

Section 2.02    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)    cash and cash equivalents;

(b)    all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c)    all Contracts, including Intellectual Property Agreements, that are not Assigned Contracts, all as set forth on Section 2.02(c) of the Disclosure Schedules (the “Excluded Contracts”);

(d)    all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(e)    the name “Aradigm Corporation”, the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(f)    all Benefit Plans and assets attributable thereto;

(g)    the assets, properties and rights specifically set forth on Section 2.02(g) of the Disclosure Schedules;

(h)    the Cromolyn Asset;

(i)    the shares of Aradigm;

(j)    the rights of the Bankruptcy Estate or any assignee or designee of the Bankruptcy Estate to bring avoidance actions pursuant to Sections 544-550 of the Bankruptcy Code; and

(k)    the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

Section 2.03    Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities: those Liabilities of Seller set forth on Section 2.03 of the Disclosure Schedules.

Section 2.04    Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)    any and all Liens, Claims and Encumbrances upon or against the Purchased Assets;

(b)    any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(c)    any Liability for Taxes of Seller (or any stockholder, member or Affiliate of Seller) or relating to its business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period;

(d)    any Liabilities relating to or arising out of the Excluded Assets;

(e)    any Liabilities, including Cure Costs that are not Assumed Liabilities, in connection with the assumption and assignment of the Assigned Contracts (for clarity, the Cure Costs that are not Assumed Liabilities are set forth on Section 2.04(e) of the Disclosure Schedules);

(f)    any Liabilities in respect of any pending or threatened Action against the Seller to the extent such Action relates to the Seller’s operations or activities on or prior to the Closing Date (for clarity, the pending and threatened Actions described in Section 4.13(a) of the Disclosure Schedules are Excluded Liabilities);

(g)    any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by the Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by the Seller;

(h)    any recall, design defect or similar claims of any products manufactured or sold or any service performed by the Seller;

(i)    any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of the Seller;

(j)    any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of the Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, Benefit Plans, workers’ compensation, severance, retention, termination or other payments that accrued on or prior to the Closing Date;

(k)    any trade accounts payable of Seller, with the exception of explicitly Assumed Liabilities;

(l)    any Liabilities of Seller relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by Seller’s customers to the Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(m)    any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of the Seller (including with respect to any breach of fiduciary obligations by same);

(n)    any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; or (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or to the extent such Liabilities arise out of or relate to a breach by the Seller of such Contracts between the date of the cure claim notice and prior to Closing;

(o)    any Liabilities associated with debt, loans, credit facilities or financings of the Seller;

(p)    any Liabilities arising out of, in respect of or in connection with the failure by the Seller or any of its Affiliates to comply with any Law or Governmental Order;

(q)    any Liabilities or payables under insurance policies of Seller, except to the extent those insurance policies are Assigned Contracts and Buyer agrees to assume any Liabilities thereunder, which are listed on Section 2.03 of the Disclosure Schedules;

(r)    any Liabilities for fees, expenses or costs derived from the Seller being in bankruptcy or for administrative processes that are outside of the normal course of business;

(s)    all Liabilities related to clinical supplies, quality control, preclinical testing, toxicology testing, clinical trials, and preparation and submission of applications for obtaining Regulatory Approval for any products relating to the Compound that were incurred prior to the Closing; and

(t)    any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of the Seller.

Section 2.05    Purchase Price. The aggregate purchase price for the Purchased Assets shall be as set forth below (the “Purchase Price”), which includes the assumption of the Assumed Liabilities:

(a)    The Purchase Price shall include the following:

(i)    Three Million, Two Hundred Forty Seven Thousand Dollars ($3,247,000) (“Cash Consideration”);

(ii)    Waiver of Buyer’s right to payment on account of the proof of claim for an amount of at least $19,950,000, filed on March 15, 2019, and identified as Claim No. 4 in the Bankruptcy Case;

(iii)    Waiver of Grifols Worldwide Operations Limited’s right to payment on account of the proof of claim for an amount of at least $11,785,898.96, filed on March 15, 2019, and identified as Claim No. 5;

(iv)    The Milestone Payments described in Section 2.06 hereof; and

(v)    The Royalties described in Section 2.07 hereof.

(b)    The Cash Consideration, less the value of the Assumed Liabilities, shall be paid to Seller by wire transfer of immediately available funds at the Closing. All Cure Costs (other than Cure Costs that are Assumed Liabilities) shall be paid by Seller, directly out of the Cash Consideration, to the Contract counterparties set forth on Section 2.04(e) of the Disclosure Schedules, at Closing and evidence of payment shall be promptly provided to Buyer. Notwithstanding any other statements in this Section 2.05, the Milestone Payments shall be only paid pursuant to Section 2.06 hereof and the Royalties shall be only paid pursuant to Section 2.07 hereof.

Section 2.06    Milestone Payments. Buyer shall make each of the following milestone payments (each, a “Milestone Payment”) to Seller upon the achievement by Buyer or any Third Party of the following milestone events (each, a “Milestone Event”) in connection with the Development of an Aradigm Product for the Initial Indication. Buyer shall pay to Seller each such amount within sixty (60) days after Buyer receives a properly documented invoice from Seller in connection with the achievement of the applicable Milestone Event. For clarity, each of the following Milestone Payments are one-time only payments and each Milestone Payment shall be made once upon the first occurrence of the applicable Milestone Event, regardless of the number of Aradigm Products that achieve such Milestone Event. Buyer shall notify Seller in writing promptly, but in any event within thirty (30) days, of the achievement of a Milestone Event.

1.	Approval of any Aradigm Product by the FDA regardless of whether the Product is the only inhaled antibiotic approved by the FDA for non-CF bronchiectasis on the approval date.	$2 million

2.	Approval of any Aradigm Product by the EMA regardless of whether the Product is the only inhaled antibiotic approved by the FDA for non-CF bronchiectasis on the approval date.	$1 million

Section 2.07    Royalties.

(a)    Aradigm Products. During the Royalty Term, Buyer shall pay to Seller royalties (“Royalties”) equal to twenty-five percent (25%) of the royalties received by Buyer in connection with the sale of any Aradigm Product under any definitive agreement between Buyer and any licensee for the Development and Commercialization of any Aradigm Product, if any, net of any and all Third Party royalties Buyer is required to pay, related to the Development or Commercialization of such Aradigm Product. For the avoidance of doubt, such twenty-five percent (25%) payable to Seller is calculated after disbursements are made to any and all Third Party royalties that Buyer is obligated to pay related to the Development and Commercialization of such Aradigm Product.

(b)    Royalty Reports and Payments. Within forty-five (45) days following the end of each calendar quarter, commencing, with respect to Buyer’s obligations under Section 2.07(a), with the calendar quarter in which the First Commercial Sale of any Aradigm Product is made anywhere in the Territory, Buyer shall provide Seller with a royalty report on a country-by-country and product-by-product basis, which shall include: (i) the amount of gross sales of such applicable Aradigm Product in the Territory, (ii) a calculation of the Royalties due on such sales, and (iii) the exchange rate for such country. Such report shall include such other information reasonably requested by Seller, provided that such information reasonably relates to the sale of Aradigm Products that are the subject of this Agreement. Within thirty (30) days of the delivery of the applicable quarterly report, the Buyer shall pay in Dollars all Royalties due to Seller in connection with such quarterly report.

Section 2.08    Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) in accordance with Section 2.08 of the Disclosure Schedule (the “Allocation Schedule”). Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

Section 2.09    Third Party Consents. To the extent that the Seller’s rights under any Assigned Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person, or such assignment ordered pursuant to a Final Order of the Bankruptcy Court, which consent or Final Order has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at Seller’s expense, shall use commercially reasonable efforts to obtain any such required consent(s) and Final Order as promptly as possible. If any such consent or Final Order shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, then Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.09 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(l) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III

CLOSING

Section 3.01    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at such time, date or place as Seller and Buyer may mutually agree upon in writing; provided, however, that Seller and Buyer shall use reasonable best efforts to ensure that the Closing occurs within seven (7) days of the entry of a Final Order of the Bankruptcy Court approving the Transaction (the “Sale Order”) pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and applicable Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), which order shall include the authorization for the assumption and/or rejection by Seller of certain executory contracts and unexpired leases and the assignment of all assumed executory contracts and unexpired leases to Buyer pursuant to Section 365 of the Bankruptcy Code, all in the manner and subject to the terms and conditions set forth in this Agreement and the Sale Order and in accordance with applicable provisions of the Bankruptcy Code, and on or prior to April 10, 2020. In lieu of making a personal appearance at the Closing, the documents and any proceeds to be delivered by a party may be delivered and tendered in escrow prior to or on the Closing Date. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02    Closing Deliverables.

(a)    At the Closing, Seller shall deliver to Buyer the following:

(i)    the Sale Order, which shall be a Final Order or shall provide for a waiver of Federal Rule of Bankruptcy Procedure 6004(h) and that Buyer is a good faith purchaser and entitled to the protections of Section 363(m) of the Bankruptcy

Code and shall set forth (x) that the Purchased Assets are being transferred free and clear of all Liens, Claims and Encumbrances, except for the Permitted Encumbrances, upon any of the Purchased Assets, (y) authorizing Seller to execute all documents necessary to effectuate the Transaction; and (z) contain such other customary provisions of similar Sale Orders, including but not limited to those items identified in Section 7.02;

(ii)     a bill of sale in form and substance reasonably satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(iii)    patent assignments in form and substance reasonably satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s respective right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv)    the Seller Closing Certificate;

(v)    the FIRPTA Certificate;

(vi)    the certificates of an acting officer of Seller required by Section 7.02(m) and Section 7.02(n);

(vii)    copies of documentation delivered by Seller to Governmental Authorities or other regulatory agencies in order to transfer the Regulatory Information, as applicable;

(viii)    physical possession of all tangible Purchased Assets, including Books and Records. With respect to tangible Purchased Assets held by any Third Party on behalf of Seller, Seller shall assist Buyer in arranging to have such Third Party continue to hold such Purchase Assets on behalf of Buyer;

(ix)    the consents or approvals set forth on Schedule 3.02(a)(ix); and

(x)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement, including, but not limited to any required consents for the Assigned Contracts as finally determined by the Bankruptcy Court.

(b)    At the Closing, Buyer shall deliver to Seller the following:

(i)    the portion of Purchase Price due at the Closing, pursuant to Section 2.05(b);

(ii)    the Buyer Closing Certificate;

(iii)    the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(f) and Section 7.03(g).

Section 3.03    Transfer Following Closing. If Seller identifies any Purchased Asset in its possession or that of its Affiliates following the Closing (including, but not limited to, any Contract that was not disclosed to Buyer, provided that Buyer agrees in writing that such Contract is an Assigned Contract hereunder) that was not assigned to, or not delivered to, Buyer prior to the Closing, or otherwise comes within the possession of Seller following the Closing, then Seller shall, subject to Buyer’s written consent, transfer or cause to be transferred such asset to Buyer or its designee as soon as reasonably practicable and for no further consideration (it being acknowledged and agreed that Buyer shall have already paid good consideration for all such Purchased Assets by paying the Purchase Price). Seller shall notify Buyer as soon as reasonably practicable upon becoming aware that there are any such assets in its possession.

If Buyer identifies any Excluded Asset in its possession that was inadvertently transferred to Buyer prior to the Closing or otherwise comes within the possession of Buyer following the Closing, Buyer shall transfer such asset to Seller or its designee as soon as reasonably practicable and for no consideration. Buyer shall notify Seller as soon as reasonably practicable upon becoming aware that there are any such assets in its possession.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules Seller represents and warrants to Buyer that the statements contained in all other sections of this ARTICLE IV, are true and correct as of the date hereof and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, in which case such representations and warranties are true and correct as of such specified date).

Section 4.01    Organization and Qualification of Seller. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and (subject only to the pendency of the Bankruptcy Case) has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which the Seller is licensed or qualified to do business, and the Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 4.02    Authority of Seller. The Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, it being acknowledged and understood that this Transaction is subject to the approval of the Bankruptcy Court. Subject to the entry of the Sale Order, this Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms. Subject to the entry of the Sale Order, when each Ancillary Document to which the Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

Section 4.03    No Conflicts; Consents. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement or other organizational documents of the Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Seller’s business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which the Seller is a party or by which the Seller is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Lien, Claim or Encumbrance, other than Permitted Encumbrances, on the Purchased Assets. Notwithstanding the foregoing, no failure to obtain any consent not required by the Bankruptcy Code and Sale Order shall be deemed a breach of the representations in this Section 4.03. Other than the approval of the Bankruptcy Court pursuant to the Sale Order, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04    Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.04 of the Disclosure Schedules, and other than in the ordinary course of business consistent with past practice, since the Petition Date there has not been any:

(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    entry into any Contract that would constitute a Material Contract;

(c)    transfer, assignment, sale or other disposition of any of the Purchased Assets, except for the sale of Inventory in the ordinary course of business;

(d)    transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(e)    abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(f)    material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(g)    acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(h)    material capital expenditures which would constitute an Assumed Liability; and

(i)    imposition of any new Lien, Claim or Encumbrance upon any of the Purchased Assets.

(j)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.05    Material Contracts.

(a)    Section 4.05(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which the Seller is a party or by which it is bound (such Contracts, together with all Intellectual Property Agreements set forth in Section 4.08(b), “Material Contracts”):

(i)    all Contracts relating to the Purchased Assets involving aggregate consideration in excess of $25,000;

(ii)    all Contracts that require the Seller to purchase or sell a stated portion of the requirements or outputs of its business or that contain “take or pay” provisions;

(iii)    all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)    any license of Intellectual Property;

(v)    all Contracts with any Governmental Authority (“Government Contracts”);

(vi)    all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii)    all joint venture, partnership or similar Contracts;

(viii)    all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(ix)    all powers of attorney with respect to Seller or any Purchased Asset; and

(x)    all Contracts that contemplate the payment of a royalty by Seller to a Third Party; and

(xi)    all other Contracts that are material to the Purchased Assets or the operation of the Seller’s business and not previously disclosed pursuant to this Section 4.05.

(b)    Upon assumption and payment of the cure amount (if any), each Material Contract is valid and binding on the Seller party thereto in accordance with its terms and is in full force and effect. Except as set forth in Section 4.05(b) of the Disclosure Schedules: (i) neither the Seller nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract; (ii) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder; and (iii) there are no material disputes pending or threatened under any Contract included in the Purchased Assets. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 4.06    Title to Purchased Assets. The Seller has good and valid title to, or a valid leasehold or contractual interest in, all of the Purchased Assets. Subject to entry of the Sale Order, all Purchased Assets (including leasehold and contractual interests that are assumed and assigned) will be sold free and clear of all Liens, Claims and Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)    those items set forth in Section 4.06 of the Disclosure Schedules; and

(b)    liens for Taxes not yet due and payable.

Section 4.07    Purposely Omitted

Section 4.08    Intellectual Property.

(a)    Section 4.08(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Trademarks included in the Intellectual Property Assets; (iii) all proprietary Software included in the Intellectual Property Assets; and (iv) all other Intellectual Property Assets that are used or held for use by Seller. After reasonable inquiry, to the knowledge of Seller, all required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations and has advised Buyer that official copies may be obtained from through the Patent Office’s web site.

(b)    Section 4.08(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title and parties thereto. After reasonable inquiry, to the knowledge of Seller, Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller and, to the knowledge of Seller, on each other party thereto in accordance with its terms and is in full force and effect. Neither the Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c)    Except as indicated on Section 4.08(c) of the Disclosure Schedules, Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of its business as currently conducted or as proposed to be conducted, in each case, free and clear of Liens, Claims and Encumbrances other than Permitted Encumbrances.

(d)    Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets or any Intellectual Property subject to any Intellectual Property Agreement.

(e)    Except as indicated on Section 4.08(e) of the Disclosure Schedules, all of the Intellectual Property Assets are valid and enforceable, all Intellectual Property Registrations are subsisting and in full force and effect, and Seller has taken all necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(f)    Except as indicated on Section 4.08(f) of the Disclosure Schedules, to the knowledge of Seller, the Seller’s use of the Intellectual Property Assets and the Intellectual Property licensed under the Intellectual Property Agreements in connection therewith, and the products, processes, and services of the Seller’s business have not to the knowledge of Seller infringed, misappropriated, or otherwise violated and to the knowledge of Seller will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To the knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or the Intellectual Property licensed under the Intellectual Property Agreements.

(g)    Except as indicated on Section 4.08(g) of the Disclosure Schedules, there are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or threatened (in written or oral form, including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person by Seller; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Intellectual Property Assets; or (iii) by the Seller or any other Person alleging any infringement, misappropriation or violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets.

Section 4.09    Purposely Omitted

Section 4.10    Purposely Omitted

Section 4.11    Customers and Suppliers. Section 4.11 of the Disclosure Schedules sets forth (i) each supplier of goods and services related to the Intellectual Property Assets to whom the Seller has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 in either of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to Seller or to otherwise terminate or materially reduce its relationship with Seller.

Section 4.12    Insurance. Section 4.12 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (collectively, the “Insurance Policies”); and (b) a list of all pending claims and the claims history for Seller since January 1, 2016. Except as set forth on Section 4.12 of the Disclosure Schedules, there are no claims pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Seller nor any of its Affiliates has received any written notice of cancellation of, undisclosed premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are believed to be financially solvent; and (c) have not been subject to any lapse in coverage. Neither the Seller nor any of their respective Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Seller and are sufficient for compliance with all applicable Laws and Contracts to which the Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.13    Legal Proceedings; Governmental Orders.

(a)    Except as set forth in Section 4.13(a) of the Disclosure Schedules, there are no Actions pending or threatened against or by Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the knowledge of Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Seller. The Seller is in compliance with the terms of each Governmental Order set forth in Section 4.13(b) of the Disclosure Schedules. To the knowledge of Seller, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.14    Compliance With Laws; Permits.

(a)    The Seller has complied, and is now complying, with all Laws applicable to the conduct of its business as currently conducted or the ownership and use of the Purchased Assets and any allegations to the contrary that are known to Seller have been disclosed in this Agreement.

(b)    All Permits required for Seller to own and use the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.14(b) of the Disclosure Schedules lists all current Permits issued to Seller that are required for Seller to own and use the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To the knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.14(b) of the Disclosure Schedules.

Section 4.15    Purposely Omitted.

Section 4.16    Employment Matters.

(a)    Seller has provided to Buyer a list of all persons who have been employees, independent contractors or consultants of the Seller at any time since January 1, 2019, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, which sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; and (iv) contact information.

(b)    With respect to each Government Contract, the Seller is and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Seller is not, nor has the Seller been for the past three (3) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 or VEVRAA. The Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor. The Seller is in compliance with and has complied with all immigration laws, including any applicable mandatory E-Verify obligations.

Section 4.17    Taxes. Except as set forth in Section 4.17 of the Disclosure Schedules:

(a)    The Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(b)    There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(c)    The Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(d)    The Seller is not, nor has the Seller been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(e)    None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(f)    None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.18    Brokers. Except for EMA Partners, LLC, a Colorado limited liability company, no broker, finder or investment banker engaged by Seller is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller. Seller shall be solely responsible for any and all fees owed to EMA Partners, LLC.

Section 4.19    Designations. The Orphan Drug Designation and the Qualified Infectious Disease Product Designation, or any other regulatory designations, exclusivities, or government authorizations, with respect to the Compound have not been revoked and will not be revoked as of the Closing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, in which case such representations and warranties are true and correct as of such specified date).

Section 5.01    Organization of Buyer. Buyer is a company duly organized, validly existing and in good standing under the Laws of the Country of Spain.

Section 5.02    Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05    Legal Proceedings. There are no Actions pending or, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI

COVENANTS

Section 6.01    Bankruptcy Court Approval.

(a)    Seller shall file (or shall have filed) a motion (the “Sale Motion”) with the Bankruptcy Court as soon as practicable, but not more than two business days from the execution of this Agreement, in form and substance reasonably satisfactory to Buyer, and use its commercially reasonable efforts to obtain the entry of an order approving the sale of the Purchased Assets to Buyer and of the Transaction pursuant to the terms and conditions of this Agreement, subject to higher and better bids, and approving certain bid procedures and bid protections, as set forth in Section 6.01(b) hereof, in connection with the sale of the Purchased Assets (the “Sale Procedure Order”).

(b)    The Sale Procedure Order shall describe the procedures that shall govern an auction sale of the Assets (the “Auction”), including, but not limited to:

(i)    approving this Agreement as an approved stalking horse bid;

(ii)    establishing the date of the Auction (the “Auction Date”) and the location of the Auction;

(iii)    a requirement that in order to be qualified to bid on the Assets at the Auction, prospective bidders must deposit the cash amount equal to at least ten percent (10%) of the cash component of the proposed purchase price with Citizens Business Bank as an earnest money deposit and submit a signed asset purchase agreement in substantially the same form as this Agreement (black-lined to show the changes against this Agreement), in each case by no later than 5:00 p.m. (Pacific Standard Time) on the date that is five (5) days before the Auction Date (the “Bid Deadline”);

(iv)    the nature of the financial information that prospective bidders must submit to establish their financial capacity to consummate a successful bid for the Purchased Assets (in at least the amount of the Initial Upset Bid), which shall be delivered by no later than the Bid Deadline;

(v)    the nature of the notice of the Auction and the Sale Motion that must be disseminated to creditors of the Seller, parties in interest in the Bankruptcy Case and potential interested prospective bidders;

(vi)    the minimum upset bid required to start the auction sale shall be $750,000 above the Purchase Price (the “Initial Upset Bid”);

(vii)    following an Initial Upset Bid, the incremental amount by which each bid must exceed the prior bid, shall be $100,000, except that any subsequent bid by Buyer may credit bid the Break-Up Fee;

(viii)    setting the date for the hearing to be held by the Bankruptcy Court on final approval of the Sale Motion and determination of the highest and best bid (the “Sale Hearing”);

(ix)    setting the deadline for the filing with the Bankruptcy Court of objections to the Sale Motion, which shall be fourteen (14) days prior to the Sale Hearing;

(x)    setting the deadline for the filing with the Bankruptcy Court of objections to and/or to assert any cure claims, defaults or any other claims in connection with the assumption and/or assignment of the Assigned Contracts, which shall be fourteen (14) days prior to the Sale Hearing; and

(xi)    such other procedures as requested by the Seller or Buyer and approved by the Bankruptcy Court as reasonable under the circumstances of the Bankruptcy Case.

Section 6.02    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Seller shall:

(a)    preserve and maintain all Permits required for the ownership and use of the Purchased Assets;

(b)    maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement;

(c)    defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation, including, but not limited to making all required filings and paying all required fees to preserve and maintain ownership and validity of the Intellectual Property Assets;

(d)    perform all of its obligations under all Assigned Contracts;

(e)    maintain the Books and Records in accordance with past practice;

(f)    comply in all material respects with all Laws applicable to the ownership and use of the Purchased Assets; and

(g)    not take or permit any action that would cause any of the changes, events or conditions described in Section 4.04 to occur.

Section 6.03    Access to Information. From the date hereof until the Closing, the Seller shall (a) afford Buyer and its Representatives access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data related to Seller; (b) furnish Buyer and its Representatives with such financial, operating, clinical, regulatory and other data and information related to the Purchased Assets as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of such Seller to cooperate with Buyer in its investigation. Any investigation pursuant to this shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement. The foregoing requirements are limited to reasonable compliance during normal business hours.

Section 6.04    Notice of Certain Events.

(a)    From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any notice or other communication from any Governmental Authority; and

(iv)    any Actions commenced or threatened against, relating to or involving or otherwise affecting the Seller, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)    Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05    Employees and Employee Benefits.

(a)    Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Seller, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with such Seller at any time on or prior to the Closing Date.

(b)    The Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of Seller or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. The Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Seller which relate to events occurring on or prior to the Closing Date.

Section 6.06    Confidentiality. Seller shall, and shall cause its Affiliates to, hold, and shall cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the business of the Seller, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) Seller believes based upon the advice of counsel that disclosure is required in connection with the Auction or the Bankruptcy Case. If the Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, Buyer acknowledges and agrees that this Section 6.06 is only enforceable if Buyer is the successful bidder at the Auction Sale and the Transaction closes. Further notwithstanding the foregoing, effective as of the date hereof, nothing herein shall permit Seller to disclose the name(s) of any potential licensees of the Aradigm Products. Seller acknowledges that the terms of the preceding sentence shall survive any termination of this Agreement.

Section 6.07    Governmental Approvals and Consents.

(a)    Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)    Each Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

(c)    Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)    Notwithstanding the foregoing, nothing in this Section 6.07 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.08    Books and Records.

(a)    In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i)    retain the Books and Records relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)    upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)    Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section where such access would violate any Law.

Section 6.09    Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.10    Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), Seller shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed). It is acknowledged and understood that this Agreement and Ancillary Documents will be filed with the Bankruptcy Court and shall be a matter of public record.

Section 6.11    Purposely Omitted

Section 6.12    Transfer Taxes. To the extent such taxes are chargeable to this Transaction and not exempt pursuant to Section 1146 of the Bankruptcy Code, all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer and Seller shall work cooperatively to timely file any Tax Return or other document with respect to such Taxes or fees.

Section 6.13    Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller.

Section 6.14    Further Assurances. Following the Closing, each of the parties hereto shall, and shall use reasonable efforts to cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents. Buyer shall license the rights to the Aradigm Products and shall contractually obligate a licensee to use commercially reasonable efforts to obtain and support Regulatory Approval for an Initial Indication of an Aradigm Product.

Section 6.15    Termination of Exclusivity by Buyer and Any Third Party. Any period of exclusivity agreed to by Buyer and any Third Party (the “Exclusivity Period”), shall terminate if:

(a)     (i) during any Auction process a Third Party submits an Initial Upset Bid prior to the Bid Deadline, and (ii) Buyer fails to notify Seller by 5:00 p.m. (Pacific Standard Time) on the day that is five (5) days after the Bid Deadline that Buyer intends to make a subsequent qualified bid; or

(b)    (i) during any Auction a Third Party qualified bidder submits a higher and better bid than Buyer’s last bid for the Purchased Assets, and (ii) Buyer fails to notify Seller that Buyer intends to make a subsequent bid at such Auction within the later of (x) one (1) hour after such higher bid has been made known to the Auction participants by Seller or (y) thirty (30) minutes prior to the deadline set forth by Seller pursuant to the Sale Procedure Order for submitting subsequent higher and better bids.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.18, the representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.01, Section 4.02 and Section 4.18 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)    Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, such Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)    No Action shall have been commenced against Buyer or the Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)    The Bankruptcy Court shall have entered the Sale Procedure Order pursuant to the terms of Section 6.01 hereof.

(e)    The Bankruptcy Court shall have entered the Sale Order (i) approving the sale by the Seller of the assets to Buyer pursuant to this Agreement, which sale may be conducted in connection with a confirmed plan filed by the Seller (ii) approving the assumption by Seller and assignment to Buyer of the Assigned Contracts (and the corresponding payment by Seller of the Cure Costs to respective Contract counterparties), and (iii) otherwise in procedure, form and substance reasonably satisfactory to Buyer.

(f)    The Sale Order shall further include an express finding that (i) Buyer is a good faith purchaser and entitled to the protections of Section 363(m) of the Bankruptcy Code, (ii) proper notice was provided for the sale; (iii) this Agreement for the purchase of Seller’s assets constitutes the highest and best offer for the purchase of said assets and represents fair and adequate consideration for the assets, (iv) the sale to Buyer is in the best interests of the Seller, its bankruptcy estate, creditors, and equity interest holders; (v) the sale has been conducted on an arms-length basis and that Buyer is a good faith purchaser for fair value; and (vi) Buyer has made proper disclosures of all connections to Seller. Further, such Order shall explicitly contain a ruling that the assets are being sold and transferred to Buyer free and clear of any and all Liens, Claims and Encumbrances, with any such existing and valid Liens, Claims and Encumbrances to attach to the proceeds of such sale.

(g)    Whether the sale occurs in conjunction with a confirmed plan or solely pursuant to Section 363 of the Bankruptcy Code, the Sale Order or Final Order confirming such plan shall include a finding that Buyer is not a successor in interest to the Seller and is not assuming or otherwise liable for any debts of the Seller, other than expressly Assumed Liabilities. The plan, Sale Order, and Final Order confirming such plan, if any, shall contain appropriate injunctions against the collection of any non-assumed Liens, Claims or Encumbrances upon the Purchased Assets, shall reserve jurisdiction to enforce all orders approving and/or relating to the Transaction, and shall otherwise be acceptable to Buyer in its reasonable discretion. In addition, in the event that the Transaction is effectuated pursuant to or in connection with a confirmed plan, the Final Order confirming such plan shall contain a ruling that the sale is being conducted pursuant to and in conjunction with Seller’s confirmed plan and, therefore, entitled to the protections and exemptions provided in and pursuant to Section 1146(a) of the Bankruptcy Code.

(h)    Seller shall have received all consents, authorizations, and approvals (including a Final Order, if needed) from the Governmental Authorities referred to in Section 4.03, including in Section 4.03 of the Disclosure Schedules, and Buyer shall have received all consents, authorizations, approvals from the Governmental Authorities referred to in Section 5.03 (if any), in each case, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, and approval shall have been revoked. Executed counterparts of all approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been delivered to Buyer at or prior to the Closing.

(i)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect, including, without limitation a material adverse change in the financial condition of the Company as determined by Buyer in its sole discretion.

(j)    Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a).

(k)    Buyer shall have received (i) all Permits that are necessary for it to conduct the Seller’s business, as conducted by Seller as of the Closing Date, and (ii) all consents necessary to assign the Assigned Contracts to Buyer.

(l)    All Liens, Claims and Encumbrances relating to the Purchased Assets shall have been released in full from such Purchased Assets, or otherwise transferred free and clear of any and all Liens, Claims and Encumbrances, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances, which, with respect to Seller, the Sale Order or Final Order confirming an applicable plan, shall be deemed to be sufficient proof.

(m)    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized acting officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”)

(n)    Buyer shall have received a certificate of an acting officer of Seller certifying the names and signatures of the acting officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(o)    Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller; and

(p)    Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)    Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(b).

(e)    Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(f)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(h)    Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.06, Section 4.08, Section 4.18, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely, (ii) Section 4.17 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02    Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement;

(c)    any Excluded Asset or any Excluded Liability, including, but not limited to any Cure Costs or other pre-Closing Liability related to the Assigned Contracts, which are not listed on Section 2.03 of the Disclosure Schedules; or

(d)    any Third Party Claim (including the settlement thereof) based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates conducted, existing or arising on or prior to the Closing Date.

The parties acknowledge and agree that none of Seller’s directors and/or officers, if any, shall have any individual liability under this Article VIII, except for claims arising out of or relating to the intentional or willful misconduct or fraud by such directors and/or officers.

Section 8.03    Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of the Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement.

The parties acknowledge and agree that none of Buyer’s directors and/or officers, if any, shall have any individual liability under this Article VIII, except for claims arising out of or relating to the intentional or willful misconduct or fraud by such directors and/or officers.

Section 8.04    Certain Limitations. For purposes of this Agreement, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05    Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this is referred to as the “Indemnifying Party”.

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Buyer shall have the right to participate in, or by giving written notice to the Seller, to assume the defense of any Third Party Claim (at the Seller’s expense, if Buyer is the Indemnified Party), by the Buyer’s own counsel, and the Seller shall cooperate in good faith in such defense. In the event that the Buyer assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party, regardless if such Indemnified Party is the Buyer or Seller. The Seller shall have the right to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Buyer’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party and to the extent not paid by the Indemnified Party, shall be an element of Losses indemnified hereunder, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05f(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06    Payments. Once a Loss is agreed (or deemed agreed) to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Agreement, upon such agreement or final, non-appealable adjudication, respectively, the Indemnifying Party shall promptly pay the amount of such Loss to the Indemnified Party by wire transfer of immediately available funds. Notwithstanding the foregoing or anything to the contrary in this Agreement, if the Buyer is the Indemnified Party, the Buyer’s sole recourse once a Loss is agreed (or deemed agreed) to by the Seller as the Indemnifying Party or finally adjudicated to be payable pursuant to this Agreement, upon such agreement or final, non-appealable adjudication, shall be to offset such Loss against any Milestone Payments or Royalties then owed or prospectively owed to the Seller.

Section 8.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE IX

TERMINATION

Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Seller and Buyer;

(b)    by Buyer by written notice to Seller:

(i)    if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by such Seller within ten (10) days of such Seller’s receipt of written notice of such breach from Buyer;

(ii)    if any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent to a reasonable certainty that any of such conditions will not be, fulfilled by [April 30], 2020, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii)    if the Sale Procedure Order is not entered by the Bankruptcy Court by March 6, 2020; or

(iv)    if the Sale Order is not entered by the Bankruptcy Court by April 3, 2020.

(c)    by Seller by written notice to Buyer if:

(i)    Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller;

(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent to a reasonable certainty that any of such conditions will not be, fulfilled by April 30, 2020, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)    if Seller accepts, and the Bankruptcy Court approves, a Higher Auction Transaction.

(d)    other than as set forth in Section 9.01(c)(iii), by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02    Effect of Termination or Failure to Close. In the event of the termination of this Agreement in accordance with this Article or if the Closing otherwise does not occur following execution of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in this ARTICLE IX and ARTICLE X hereof; and

(b)    if the termination is pursuant to Section 9.01(c)(iii), the Break-Up Fee shall be paid to Buyer pursuant to a Final Order of the Bankruptcy Court.

ARTICLE X

MISCELLANEOUS

Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Aradigm Corporation 39655 Eureka Drive Newark, CA 94560 E-mail: thomasl@aradigm.com Attention: Lisa Thomas

with a copy to:	Jeffer Mangels Butler & Mitchell, LLP Two Embarcadero Center, Suite 500 San Francisco, California 94111 Facsimile: (415) 398-5584 E-mail: Byoung@jmbm.com Attention: Bennett G. Young

If to Buyer:	Grifols, S.A. 2410 Lillyvale Avenue Los Angeles, CA 90032 Facsimile: (323) 441-7151 E-mail: Simon.Manoucherian@grifols.com Attention: Simon Manoucherian, Esq.

with a copy to:

Arent Fox LLP

555 West 5th Street, 48th Floor

Los Angeles, CA 90013

Facsimile: (213) 629-7401

Email: Aram.Ordubegian@arentfox.com;

David.Meyer@arentfox.com

Attention: Aram Ordubegian, Esq.; David C. Meyer, Esq.

Section 10.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06    Entire Agreement. This Agreement, Sale Procedures Order, Sale Order, any Final Order confirming a plan filed by Seller, and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. For clarity, nothing in this Section 10.06 shall supersede or otherwise alter the terms of the Sale Procedures Order, Sale Order or any Final Order confirming a plan filed by Seller.

Section 10.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including any subsequently appointed chapter 11 or chapter 7 trustee of the Bankruptcy Estate. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its Affiliates; provided further, however, that any agreement entered into by Buyer and any licensee for the Development and Commercialization of any Aradigm Product or technology shall not require the prior written consent of Seller. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08    No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity other than a future licensee of Buyer for the Development and Commercialization of any Aradigm Product any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10    Governing Law; Submission to Jurisdiction; Mandatory Arbitration. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule.

DURING THE PENDENCY OF THE BANKRUPTCY CASE, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE BANKRUPTCY COURT, TO THE FULLEST EXTENT OF THE BANKRUPTCY COURT’S JURISDICTION. UPON THE CLOSING OF THE BANKRUPTCY CASE OR IN THE EVENT THAT THE BANKRUPTCY COURT DETERMINES IT DOES NOT HAVE JURISDICTION, THE PARTIES SPECIFICALLY, KNOWINGLY, AND VOLUNTARILY AGREE THAT THEY SHALL USE FINAL AND BINDING ARBITRATION TO RESOLVE SUCH LEGAL SUIT, ACTION OR PROCEEDING, AND THAT SUCH LEGAL SUIT, ACTION, PROCEEDING SHALL BE SUBMITTED TO, AND DETERMINED BY, BINDING ARBITRATION IN ACCORDANCE WITH JUDICIAL ARBITRATION AND MEDIATION SERVICES (“JAMS”) IN SAN FRANCISCO, CALIFORNIA AND IN ACCORDANCE WITH ITS COMMERCIAL RULES AS THEN IN EFFECT. SUCH ARBITRATION SHALL BE BEFORE A SOLE ARBITRATOR.

EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF JAMS IN ANY SUCH SUIT, ACTION OR PROCEEDING TO THE FULLEST EXTENT PERMISSIBLE. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH ARBITRATION FORUM. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING WITH JAMS IN SAN FRANCISCO, CALIFORNIA AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH ARBITRATION FORUM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH FORUM HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Notwithstanding anything to the contrary contained herein, each party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction. For purpose of seeking enforcement of such relief each party hereby consents to the jurisdiction of any state or federal court sitting in San Francisco County, California and agrees that such courts shall be the exclusive venue for any such request for relief. Each party shall bear its own legal fees and expenses with respect to the arbitration and any other proceeding provided the prevailing party in any action shall be entitled to reimbursement of reasonably attorney’s fees and expenses relating thereto, as well as the fees and expenses of JAMS and the arbitrator. The award rendered by arbitration shall be final and binding upon the parties

Section 10.11    Specific Performance. The parties agree that, upon entry of the Sale Order, the Buyer being ready, willing and able to close and there being no breach of this Agreement by the Buyer, in such circumstances irreparable damage would occur to Buyer if any provision of this Agreement were not performed in accordance with the terms hereof and that Buyer shall be entitled to specific performance of the terms hereof, in addition to any other remedy Buyer may be entitled at law or in equity.

Section 10.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

ARADIGM CORPORATION

By:	/s/ John M. Siebert
Name:	John M. Siebert
Title:	Acting Principal Executive Officer

BUYER:

GRIFOLS, S.A.

By:	/s/ Lafmin Morgan
Name:	Lafmin Morgan
Title:	Chief Commercial Officer